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                                                       EXHIBIT 5(a)

                            KARR TUTTLE CAMPBELL
                    A Professional Services Corporation
          1201 Third Avenue, Suite 2900 Seattle, Washington  98101
             Telephone (206) 223-1313, Facsimile (206) 682-7100


                                May 16, 2001


Securities and Exchange Commission
Washington, D.C. 20549

     RE:  Credit Concepts, Inc.
          File No. 333-66853

Ladies and Gentlemen:

     We are special counsel for Credit Concepts, Inc., an Oregon corporation, (the "issuer") in its proposed offer and sale of $5,000,000 of fixed-rate investment certificates (the "Investment Certificates"), consisting of Short-Term Investment Certificates in the aggregate principal amount of $2,500,000 and fixed-rate Long-Term Investment Certificates in the aggregate principal amount of $2,500,000. The Investment Certificates have been included in the issuer's registration statement under the Securities Act of 1933, as amended (File No. 333-66853) (the "Registration Statement").

     In rendering this opinion, we have made such review and inquiry as we deem necessary for purposes hereof, including review of the issuer's articles of incorporation, by-laws and certain consent resolutions by the issuer's board of directors, all of which have been provided to us by management of the issuer. For purposes hereof, we have assumed that all signatures on documents reviewed are genuine and that copies of documents and other materials reviewed are accurate and complete reproductions of what they purport to be.

     We are members of the Bars of the States of Washington and Oregon and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the States of Washington and Oregon and the federal law of the United States.

     Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     1. All corporate action on the part of the issuer, its directors and stockholders necessary for the authorization, execution, delivery and performance of all of its obligations under the Investment Certificates has been taken; and

     2. When offered and sold in the manner contemplated by Part I of the Registration Statement, the Investment Certificates will constitute valid and legally binding obligations of the issuer, legally enforceable against the issuer in accordance with their terms.

     Our opinion concerning the validity, binding effect and enforceability of the Investment Certificates means that (a) the Investment Certificates constitute effective contracts under applicable law, (b) none of the Investment Certificates are invalid in their entirety because of a specific statutory prohibition or public policy or are subject in their entirety to a contractual defense, and (c) subject to the last sentence of this paragraph, some remedy is available if the issuer is in material default under any of the Investment Certificates. This opinion does not mean that (a) any particular remedy is available upon a material default, or (b) every provision of the Investment Certificates will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, binding effect, and enforceability of the Investment Certificates may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations, or other laws affecting the enforcement of creditors' rights and remedies generally, (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith, and
(c) applicable state and federal securities laws.

     This opinion is furnished to you by us as special counsel for the issuer and is rendered solely in connection with the above registration of the Investment Certificates. This opinion may be relied upon only in connection with such registration and may not be relied upon for any other purpose without our prior written consent.

                                   Very truly yours,

                                   KARR TUTTLE CAMPBELL


                                   /s/ Karr Tuttle Campbell